UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On July 17, 2013 E-Waste Systems, Inc. (“EWSI”) entered into a debt conversion agreement with its Chief Executive Officer, Mr. Martin Nielson.

Mr. Nielson has elected to convert One Hundred Sixty-Five Thousand Five Hundred Dollars ($165,500) of his current accrued debt of Seven Hundred Thirty-Five Thousand Five Hundred Thirty-Nine ($735,539) dollars consisting of accrued salary and expenses into Fifty Million (50,000,000) shares of EWSI’s Restricted, Rule 144 Common Stock.  The conversion price for these shares is $0.003315 per share.

These shares are granted based on an exemption from registration pursuant to Section 4(2) of under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws.  These issuances qualified for this exemption from registration because (i) the party receiving the shares is an “accredited investors” as that term is defined in the Securities Act; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) the party was provided the opportunity to ask questions and receive answers from the Company regarding the issuance; (iv) the securities were issued to a person with knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of an investment in the Company; and (v) the party will receive “restricted securities.”

Item 8.01  Other Events

Simultaneous to the debt conversion for the restricted shares of stock, Mr. Nielson also elected to convert an additional $8,275 of his accrued debt registered shares pursuant to the registration statement on Form S-8 filed with the SEC on April 23, 2013, whereby he has received an additional 2,500,000 shares of EWSI’s free trading common stock.  The conversion price of these shares is $0.003315 per share.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) EXHIBITS:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    July 23,  2013